TELCO COMMUNICATIONS GROUP, INC.
SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE


WEIGHTED AVERAGE NUMBER OF COMMON SHARES
The weighted average number of shares of common stock and common stock equivalents, after adjusting for the 425-to-1 stock split, was determined as follows:

     For all periods presented prior to the initial public offering, outstanding options for common stock granted within 12 months of the initial filing date of the IPO have been included in the calculations of common and common equivalent shares outstanding using the treasury stock method based on the initial public offering price of $14 per share as the market price.

                                        (in thousands, except per share data)

                                          1994          1995          1996
Common Stock:
  Shares outstanding beginning
     of period                          20,188        20,864        20,864
  Shares issued during period, net (1)     217             -         2,127
  SEC SAB 83 shares (2)                  5,889         5,889         5,889
                                      ---------     --------      ---------
                                        26,294        26,753        28,880

Common Stock Equivalents:
  Options (3)                              219           865         1,653
  Warrants (4)                             371           636             0
                                      ---------    ----------      --------
                                           590         1,531         1,653

Weighted average number of              26,884        28,284        30,533
common shares

Net Income                              $2,006       $10,765        $22,877

Net Income per share                    $ 0.07        $ 0.38        $ 0.75

(1)   Weighted average common shares issued,
       net of repurchase of shares

(2)   Common shares and employee options issued
      June 14, 1995 to June 13, 1996                                 7,094


      Less shares reacquired
      under treasury stock method                                    1,205
                                                                 ---------
      Net SAB 83 common shares                                       5,889
                                                                 =========

 (3)  Options  granted,   less  common  shares   reacquired  under
      treasury stock method, on a weighted average basis.

 (4) Represents warrants held by Signet Media Capital Group to purchase 636,158 common shares at a nominal exercise price, which were exercised concurrent with the IPO.